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                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No.   )


Filed by Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)
     (2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

                          Frisch's Restaurants, Inc.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
Item 22(a)(2) of Schedule 14A.
[ ]  $500 per each party to the controversy pursuant to Exchange Act
Rule 14a-6(i)(3).
[ ] Fee computed on the table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

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     2) Aggregate number of securities to which transaction applies:

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     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4) Proposed maximum aggregate value of transaction:

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     5) Total fee paid:

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[X]  Fee paid previously with preliminary materials.

[ ]  Check box if any part of the fee is offset as provided by Exchange Act Rule
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     4) Date Filed:

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
LOGO


                                                             September 25, 1996


Dear Fellow Shareholder:

We need your help! We are again soliciting your proxy for the 1996 Annual Meeting of Frisch's Restaurants, Inc. and urge you to VOTE FOR OUR NOMINEES to the Board of Directors and AGAINST THE TWO PROPOSALS OF WOLVERINE PARTNERS (Wolverine) to amend Frisch's Code of Regulations. Please do not return any blue Wolverine proxy cards. Just tear them up! If you mistakenly mailed a blue proxy card, you can revoke it by signing and mailing the enclosed WHITE proxy card. We appreciate your support and we will vote your shares as you have indicated. If you have not yet signed, dated and mailed your WHITE proxy card, enclosed for your convenience is another WHITE proxy card. It is not too late to cast your vote.

 CURRENT MANAGEMENT'S STRATEGY IS PAYING OFF CONTRARY TO WOLVERINE'S STATEMENTS

We expect to release our first quarter earnings report next week which will reflect our third straight quarter of improved earnings. During the last two years we suffered growing pains from a too rapid expansion program, however, we have made the necessary adjustments to produce higher earnings. We are confident that our long-range strategy is paying dividends and will successfully build shareholder value.

OUR NOMINEES ARE FAR SUPERIOR TO WOLVERINE'S NOMINEES

Our nominees are currently Directors of the Company and are highly knowledgeable about the family restaurant segment of the food service industry and the specific issues and challenges facing your Company. We have been able to implement changes with the support of an experienced Board. IT REQUIRES KNOWLEDGE OF THIS BUSINESS TO COMPETE EFFECTIVELY IN TODAY'S MARKETS. In contrast, none of Wolverine's nominees appears to have any recent experience in the family restaurant business. Furthermore, each of our Directors has been a long-term shareholder of the Company. Conversely, no Wolverine nominee has been a shareholder for longer than twenty months.

YOUR COMPANY BENEFITS FROM ITS CLASSIFIED BOARD AND DOES NOT NEED FORMAL ELIGIBILITY CRITERIA FOR ITS DIRECTORS

The classified Board has enhanced our ability to concentrate our efforts on longer-term projects and initiatives. We believe that the Board should consist of the best Directors available and that the qualifications required by the Wolverine proposal are too narrow and could limit the availability of talented individuals to serve on the Board. A similar proposal was defeated by shareholders at last year's Annual Meeting.
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In a recent Wolverine press release, Jerry Ruyan was quoted as saying,
"Independent boards have become the bedrock of American corporate governance." What Mr. Ruyan failed to disclose was that as a co-founder of Meridian Diagnostics, Inc. he served for years as a non-independent director on a board dominated by non-independent directors, as defined in Wolverine's second proposal.

FOR ALL OF THE FOREGOING, WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED WHITE PROXY CARD.


We appreciate your continued support.

On behalf of Your Board of Directors,


/s/ Jack C. Maier
- ------------------------------------
Jack C. Maier, Chairman of the Board


                                   IMPORTANT

PLEASE DO NOT RETURN ANY WOLVERINE PROXY CARD FOR ANY REASON, EVEN AS A PROTEST VOTE. JUST TEAR IT UP!

ONLY YOUR LATEST PROXY CARD COUNTS.

IF YOU HOLD SHARES THROUGH A BANK OR BROKER ONLY THE BANK OR BROKER CAN VOTE ON YOUR BEHALF. PLEASE CONTACT YOUR ACCOUNT REPRESENTATIVE AND TELL HIM (HER) TO VOTE THE WHITE PROXY CARD IMMEDIATELY.

IF YOU HAVE ANY QUESTIONS, PLEASE CALL GEORGESON & COMPANY, OUR PROXY SOLICITOR:

                                 1-800-223-2064